Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-202282, 333-202284, and 333-213453) of Williams Partners L.P. (the “Partnership”) and in the related prospectuses and in the Registration Statement on Form S-8 (No. 333-169338) pertaining to the Partnership’s Long-Term Incentive Plan of our reports dated February 22, 2017, with respect to the consolidated financial statements of the Partnership and the effectiveness of internal control over financial reporting of the Partnership, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
February 22, 2017